REGIONAL HEALTH
PROPERTIES, INC.

September 29, 2017

Red Mortgage Capital, LLC
c/o Mr. Colin Grayson
1717 Main Street, Suite 900
Dallas, Texas 75201

BY EMAIL AND
BY CERTIFIED MAIL NO.
RETURN RECEIPT REQUESTED

Re: Affirmation and Assumption of Loan Documents, Limited Guarantees and Security Agreements by Regional Health Properties, Inc. ("***RHE***"), successor by merger to AdCare Health Systems, Inc. ("***AdCare***")

Projects: Covington Care 046-22035
Hearth & Care of Greenfield 046-22026,
The Pavilion 043-22013

Lender: Red Mortgage Capital, LLC, a Delaware limited liability company, as successor by conversion to Red Mortgage Capital, Inc., an Ohio corporation

Ladies and Gentlemen:

Lender has extended loans in connection with the referenced Projects. AdCare is a party to the loan documents relating to the Projects (collectively and including all modifications or amendments thereof, the "***Project Loan Documents***") in various capacities ranging from Borrower to principal of a borrower or tenant entity to Limited Guarantor. Previously, we notified Lender that AdCare had entered into an Agreement and Plan of Merger (the "***Merger Agreement***") with RHE, a wholly-owned subsidiary of AdCare ("***RHE***"), pursuant to which AdCare would merge with and into RHE ("***Merger***"), with RHE continuing as the surviving entity of the Merger.

Per Lender's request, RHE hereby affirms (a) post-Merger, the obligations and liabilities of AdCare (and its related affiliates and subsidiaries) under (i) the Covington Care, Hearth & Care of Greenfield and The Pavilion Projects, as referenced above, and (ii) the limited guaranty and security agreement applicable to each Project, remain effective after the Merger, and (b) to the extent AdCare executed the respective Loan Documents directly, RHE, the surviving entity post-Merger, remains responsible for and has assumed the obligations of AdCare under the Project Loan Documents. Accordingly, RHE hereby agrees to be bound by all of the conditions, covenants, representations, warranties and other agreements set forth in the Project Loan Documents expressly including without limitation the limited guarantees and security agreements to which AdCare was a party, and hereby agrees to promptly execute all further documentation, if any, required by Lender or HUD to be executed by RHE, consistent with the terms of such Project Loan Documents.

Consummation of the Merger was subject to certain conditions, including approval of the Merger Agreement by holders of the AdCare common stock at a special meeting of the Company's shareholders, and other customary closing conditions. Those conditions have been met and the Merger is effective.

RHE's notice address and contact information for purposes of all Project and Loan Documents is as follows:

To RHE:	Regional Health Properties, Inc. 454 Satellite Boulevard NW, Suite 100 Suwanee, Georgia 30024 Attn: Allan Rimland Email: allan.rimland@regionalhealthproperties.com
With copy to:	Ellen W. Smith, Esq. Holt Ney Zatcoff & Wasserman, LLP 100 Galleria Parkway, Suite 1800 Atlanta, Georgia 30339 Email: esmith@hnzw.com

We understand that notwithstanding anything to the contrary set forth in the Project Loan Documents, and subject to the provisions set forth herein, Lender does hereby consent to the Merger. RHE hereby acknowledges that Lender, in consenting to the Merger, is relying on the Affirmation and Assumptions of the Loan Documents as well as the following representations and warranties of RHE:

(a) RHE is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia. RHE has full power and authority to issue this affirmation and opinion and to perform all of its duties and obligations under the Project Loan Documents to which it is now a party; such execution and performance have been duly authorized by all necessary manager, member and/or shareholder approval.

(b) RHE is not in default and no event has occurred that with the passage of time and/or the giving of notice will constitute a default under any agreement to which RHE is a party, the effect of which will impair performance by RHE of its obligations under this affirmation and opinion. Neither the execution and delivery of this affirmation and opinion nor compliance with the terms and provisions hereof or the Project Loan Documents will violate any applicable law, rule, regulation, judgment, decree or order, or will conflict with or result in any breach of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind that creates, represents, evidences or provides for any lien, charge or encumbrance upon any of the property or assets of RHE, or any other indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which RHE is a party or to which RHE or the property of RHE may be subject.

(c) There is not any litigation, arbitration, governmental or administrative proceedings, actions, examinations, claims or demand pending, or to the knowledge of RHE, threatened that could adversely affect performance by RHE of its obligations under this affirmation and opinion.

(d) This affirmation and opinion creates legal, valid, and binding obligations of RHE enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

Except as specifically modified pursuant to the terms hereof, the Project Loan Documents (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by RHE. RHE covenants and agrees to comply with all of the terms, covenants and conditions of the Project Loan Documents, as modified hereby, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Lender's part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions. The parties acknowledge and agree that this affirmation and opinion and all agreements and instruments delivered to Lender in connection herewith, shall each constitute a "Project Loan Document" under the respective Project Loan Documents.

RHE:

REGIONAL HEALTH PROPERTIES, INC.,
a Georgia corporation

By: [signature]
Allan J. Rimland, President, Chief Executive Officer and Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED BY:

RED MORTGAGE CAPITAL, LLC, a Delaware Limited Liability Company, as successor by conversion to Red Mortgage Capital, Inc., an Ohio Corporation

By: [signature]
Name: Shy L. Smith
Title: Vice President